SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          PARKER-HANNIFIN CORPORATION
_______________________________________________________________________
               (Name of Registrant as Specified In Its Charter)

                         Joseph D. Whiteman, Secretary
_______________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

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[ ]   $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11:_/

      4)  Proposed maximum aggregate value of transaction:


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      it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount previously Paid:
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



                      PARKER-HANNIFIN CORPORATION
              17325 Euclid Avenue - Cleveland, Ohio 44112
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           OCTOBER 26, 1994


The annual meeting of shareholders of Parker-Hannifin Corporation will be held at the Corporation's Hydraulic Valve Division, 520 Ternes Avenue, Elyria, Ohio, in the employee cafeteria on Wednesday, October 26, 1994, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. Fixing at four the number of Directors in the class whose three-year term of office will expire in 1997 and electing four Directors in such class;

2. Appointing Coopers & Lybrand as independent public accountants for the fiscal year ending June 30, 1995; and

3.   Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 30, 1994, are entitled to vote at the meeting. Please sign and return the enclosed Proxy promptly. A return envelope is enclosed for your convenience.



                                      By Order of the Board of Directors

                                              Joseph D. Whiteman
                                              Joseph D. Whiteman
                                                   Secretary


September 26, 1994

                      PARKER-HANNIFIN CORPORATION
               17325 Euclid Avenue - Cleveland, Ohio  44112

                            PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 26, 1994, and at all adjournments thereof. Only shareholders of record at the close of business on August 30, 1994 will be entitled to vote. On that date, 48,973,148 Common Shares were outstanding and entitled to vote at the meeting, each share being entitled to one vote. This Proxy Statement and the form of Proxy are being mailed to shareholders on September 26, 1994.

     Shareholders of the Corporation have cumulative voting rights in the election of Directors, provided any shareholder gives notice in writing to the President or a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that he desires that the voting at such election be cumulative and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate his votes and give one nominee the number of votes equal to the number of Directors of each class to which Directors are nominated multiplied by the number of votes to which his shares are entitled, or he may distribute his votes on the same principle among two or more nominees to each such class, as he sees fit. In the event that voting at the election is cumulative, the persons named in the Proxy will vote shares represented by valid Board of Directors' Proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such shares in accordance with their judgment.


                        ELECTION OF DIRECTORS

     The Board of Directors of the Corporation presently consists of 12 members divided into three classes, each of which consists of four members. Since the last annual meeting of shareholders, Dr. Robert H. Cannon, Jr., a member of the class whose term expires in 1995, retired from the Board of Directors.

     The Directors of the class elected at each annual election shall hold office for terms of three years. Shareholder approval is sought to fix at four the number of directors in the class whose term will expire in 1997 and to elect Duane E. Collins, Allen H. Ford, Allan L. Rayfield and Paul G. Schloemer, directors whose terms of office expire in 1994, to such class. A plurality of the Common Shares voted in person or by proxy is required to elect a director.

     Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. However, the Board of Directors has no reason to anticipate that this will occur.


     NOMINEES FOR ELECTION AS DIRECTORS FOR TERM EXPIRING IN 1997

DUANE E. COLLINS, 58, has served as a Director of the Corporation since
  1992. Mr. Collins became President and Chief Executive Officer of the Corporation in July 1993. Prior to that, Mr. Collins served as the Corporation's Vice Chairman of the Board from June 1992 to June 1993 and Executive Vice President and President, International, from 1987 to 1992.

ALLEN H. FORD, 66, has served as a Director of the Corporation since
  1975. He is Chairman of the Audit Committee and a member of the Nominating and Pension Committees. Now a Consultant, Mr. Ford was formerly the Senior Vice President-Finance and Control of The Standard Oil Company (diversified natural resources). Mr. Ford is also a Director of First Union Real Estate Investments.

ALLAN L. RAYFIELD, 59, has served as a Director of the Corporation since
  1984. He is a member of the Nominating, Audit and Compensation and Management Development Committees. Mr. Rayfield is the President, Chief Executive Officer and Director of M/A-COM, Inc. (microwave manufacturing). Previously, Mr. Rayfield was President and Chief Operating Officer of M/A-COM, Inc. from March 1991 to November 1993; Chairman of the Board and Chief Executive Officer of International Telecharge, Inc. (telecommunications) from April 1990 to March 1991; Managing Director of Forstmann Rayfield & Co. (equity investment) from April 1989 to April 1990; and Senior Vice President of GTE Corporation (telecommunications and electronic systems and equipment) from 1985 to 1989.

PAUL G. SCHLOEMER, 66, has served as a Director of the Corporation since
  1982. Mr. Schloemer served as President and Chief Executive Officer of the Corporation from 1984 to 1993. Mr. Schloemer is also a Director of Rubbermaid Incorporated, AMP Incorporated and Esterline Technologies Corporation.


            PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1996

PAUL C. ELY, JR., 62, has served as a Director of the Corporation since
  1984. He is Chairman of the Pension Committee and a member of the Nominating Committee. Mr. Ely is presently the General Partner of Alpha Partners (venture capital seed financing). From December 1988 to July 1989, Mr. Ely was Executive Vice President and Director of Unisys Corporation (computers). Prior to that, Mr. Ely was President and Chief Executive Officer of Convergent, Inc. (computers) from 1985 to 1988 and Executive Vice President and Director of Hewlett-Packard Company (computers) from 1980 to 1984. Mr. Ely is also a Director of Network Peripherals, Inc. and Tektronix, Inc.

FRANK A. LEPAGE, 67, has served as a Director of the Corporation since
  1977. He is Chairman of the Nominating Committee and a member of the Audit Committee. Now retired, Mr. LePage previously served as Director and Executive Vice President of The Firestone Tire & Rubber Company (manufacturer of tires and related products). Mr. LePage is also a Director of Acme Metals Inc.

PETER W. LIKINS, 58, has served as a Director of the Corporation since
  1989. He is a member of the Nominating, Audit and Compensation and Management Development Committees. Dr. Likins is the President of Lehigh University. Dr. Likins also serves as Director of Consolidated Edison Company of New York, Inc., Communications Satellite Corp. and Safeguard Scientifics, Inc.

WOLFGANG R. SCHMITT, 50, has served as a Director of the Corporation since 1992. He is a member of the Nominating and Compensation and Management Development Committees. Mr. Schmitt is the Chairman of the Board of Directors, President and Chief Executive Officer of Rubbermaid Incorporated (manufacturer of rubber and plastic products). He was previously President and Chief Operating Officer of Rubbermaid from 1991 to 1992, President and General Manager of Rubbermaid's Home Products Division from 1984 to 1991 and Executive Vice President of Rubbermaid from 1987 to 1991. Mr. Schmitt also serves as a director of Kimberly-Clark Inc.


            PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1995

JOHN G. BREEN, 60, has served as a Director of the Corporation since
  1980. He is Chairman of the Compensation and Management Development Committee and a member of the Nominating and Pension Committees. Mr. Breen is the Chairman of the Board and Chief Executive Officer of The Sherwin Williams Company (paints and coatings). Mr. Breen is also a Director of National City Corporation, Mead Corporation and Goodyear Tire and Rubber Company.

PATRICK S. PARKER, 64, has served as a Director of the Corporation since
  1960. Mr. Parker is the Chairman of the Board of the Corporation.

WALTER SEIPP, 68, has served as a Director of the Corporation since
  1992. He is a member of the Nominating Committee. Dr. Seipp is the Chairman of the Supervisory Board of Commerzbank AG in Frankfurt, Germany. Previously, he was Chairman of the Board of Managing Directors of Commerzbank AG from 1981 to 1991.

DENNIS W. SULLIVAN, 55, has served as a Director of the Corporation since 1983. Mr. Sullivan is the Executive Vice President - Industrial and Automotive of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.

     No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 1994, there were five meetings of the Corporation's Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he served except for Dr. Likins.

     The Audit Committee, which met twice during the fiscal year ended June 30, 1994, is responsible for reviewing with the Corporation's financial management and its independent auditors, the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation's internal control structure. This Committee recommends to the Board of Directors the appointment of the independent auditors for the fiscal year.

     The Pension Committee, which met once during the fiscal year ended June 30, 1994, is responsible for reviewing with the Corporation's management the funding and investment policies for defined benefit plans and defined contribution plans sponsored by the Corporation.

     The Compensation and Management Development Committee, which met three times during the fiscal year ended June 30, 1994, is responsible for annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, deciding upon the grant of stock options to the officers and other employees of the Corporation and reviewing corporate policies and programs for the development of management personnel.

     The Nominating Committee, which did not meet during the fiscal year ended June 30, 1994, is responsible for evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and considering other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation provided that such recommendations are accompanied by information sufficient to enable the Committee to evaluate the qualifications of the nominee. Nominations should be sent to the attention of the Secretary of the Corporation.


     Compensation of Directors. The Corporation compensates Directors, other than officers who are Directors, for their services. Except as otherwise indicated below, the annual retainer for such Directors is $24,000. The fee for attending each Board and Committee meeting is $1,000 for all such Directors other than Committee Chairmen, whose fee is $1,500 for chairing committee meetings. Patrick S. Parker, Chairman of the Board of Directors, retired as an executive officer as of June 30, 1994 and will retire as an employee of the Corporation on October 31, 1994. Thereafter, he will receive an annual retainer of $120,000 as Chairman of the Board, plus club memberships and the continued use of a leased automobile.

     The Corporation has adopted a Retirement Plan for Directors, other than officers who are Directors, which provides for payments of 50% of the annual retainer in effect on the date of retirement until the monthly payments made equal the Director's months of service, or until 120 monthly payments have been made, or until death, whichever occurs first. Minimum requirements to qualify for the plan are three years of service (one full term) and attainment of age 65 prior to retirement as a Director. All current directors except Messrs. Schmitt and Seipp have met the service requirements of the Plan.

               COMPENSATION AND MANAGEMENT DEVELOPMENT
              COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation and Management Development Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation:

     The Committee, which consists entirely of four outside Directors, has overall responsibility to:

     * review the performance and long-term management potential of the executive officers of the Corporation; and

     * review and fix the salaries and other compensation of the executive officers of the Corporation.

     Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation's strategies and operating plans, thereby assuring that the Corporation's system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

     The Corporation's executive compensation programs are designed to attract and retain key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. Comparative compensation information is used by the Committee to establish competitive salary grade ranges at the market median for both base pay and total annual compensation. The group of companies used for compensation comparison purposes is not the same as the S&P Manufacturing (Diversified Industrials) Index, which is the peer group of companies included in the performance graph on page 11. Comparative compensation information is obtained by the Committee from independent surveys of numerous diversified manufacturers, which the Committee believes is important in order to establish competitive compensation ranges at the appropriate levels. On the other hand, the S&P Index utilized in the performance graph contains data only with respect to a limited number of companies who are in businesses similar to the Corporation, which data is theoretically reflective of the stock performance of all diversified manufacturers as a whole.

     The Corporation's executive compensation programs also are intended to reward executives commensurate with performance and attainment of pre-determined financial objectives. Accordingly, compensation of executive officers is directly and materially linked to both operating and stock price performance, aligning closely the financial interests of the Corporation's executives with those of its shareholders.

     Compensation for the Corporation's executives consists of four primary elements:

     1. A base salary within a competitively established range. The specific base salary within the range is determined by length of service and individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive's responsibilities and are established by each executive's supervisor.

     2. An annual cash incentive bonus that is comprised of two components:
         a. an amount that is determined by the Corporation's pre-tax return on average assets as compared to the Corporation's annual goal established at the beginning of the fiscal year (the "Target Incentive Bonus"); and

         b. an amount that is determined based on the return on division net assets for the divisions in each executive's individual operating unit (or the average return for all divisions for corporate staff executive officers) (the "RONA Bonus").

         The target amount of the annual cash incentive bonuses is established in such a manner that base salary plus the target bonus will be within the competitively determined total annual compensation range mentioned above. Target annual incentive bonuses typically represent approximately 30-40% of total targeted annual compensation for the executive officers with operational profit and loss responsibility

         (including the Chief Executive Officer) and 15-25% of targeted total annual compensation for the other executive officers. The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. For example, in fiscal year 1994, operating group presidents had the opportunity to earn an additional bonus if their group exceeded their sales plan by more than 5%.

     3. A long-term incentive plan (LTIP) award that is based upon the Corporation's actual average return on equity for a three fiscal year period, payable in cash and/or restricted stock at the election of the Committee. The amount of the LTIP award is calculated by applying a pre-determined multiplier to the midpoint of the base salary range for each executive. The multiplier ranges from .55 for the lowest executive salary grade to 1.5 for the Chief Executive Officer, which is consistent with the Committee's philosophy to provide the most significant incentives to the highest ranking executives.

     4. Stock option grants determined by the recipient's salary grade level. Grants are intended to recognize different levels of responsibility as indicated by salary grade. All executives in the same grade level receive the same number of options. Stock options are granted with an exercise price equal to the fair market value of the Corporation's common stock on the day of grant and all current grants are exercisable between one and ten years from the date granted.


     Incentive compensation for the Corporation's executives is significantly "at risk", based upon the financial performance of the Corporation. Indeed, more than one half of each executive's targeted total compensation (including base salary, annual bonus, LTIP payouts and stock options) may fluctuate significantly from year to year because it is directly tied to business and individual performance.

     Long-term incentive programs are designed to link the interests of the executives with those of the stockholders. LTIP awards, whether paid in cash or restricted stock, focus on long-term return on equity, which is directly related to enhancing shareholder value. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value since the stock is restricted from being sold, transferred, or assigned for a specified period. Stock option grants provide an incentive that aligns the executive's interests with those of the shareholders since stock options will provide value to the executive only when the price of the Corporation stock increases above the option grant price.

     The Corporation's executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to the Corporation's President and Chief Executive Officer, Duane E. Collins. The significant increase in Mr. Collins' fiscal 1994 base salary is reflective of his recent promotion to that position. For the same reason, Mr. Collins' base salary was established well below the mid-point of his salary grade range. In addition, based on the Corporation's fiscal 1994 operating plan, Mr. Collins was to receive 100% of his Target Incentive Bonus of $186,400 if the Corporation's actual pre-tax return on average assets, adjusted primarily for acquisitions and currency transactions, was 7.1%. A minimum payout of 48% of the Target Incentive Bonus was established at a 5.5% pre-tax return on average assets and a maximum payout of 150% of the Target Incentive Bonus was established at an 8.7% pre-tax return on average assets. During the fiscal year ended June 30, 1994, the Corporation's adjusted pre-tax return on average assets, further adjusted as described below, was 9.72% and each executive officer, including Mr. Collins, received an amount equal to the maximum 150% of his Target Incentive Bonus, which is included in the "Bonus" column of the Summary Compensation Table on page 7.

     Mr. Collins' RONA Bonus was targeted at $165,600 based upon an approximate 21% average return on division net assets. The average return on division net assets, adjusted as described below, was slightly more than 23%, resulting in a RONA Bonus payment to Mr. Collins of $186,240, which is included in the "Bonus" column of the Summary Compensation Table on page 7. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

     Based on the Corporation's average return on equity, adjusted as described below, of 8.14% for the two fiscal years ended June 30, 1994, Mr. Collins and the other executive officers received an interim payment under the 1993-94-95 Long Term Incentive Plan in the form of restricted shares, as reported in the "LTIP Payouts" column of the Summary Compensation Table on page 7. Such payment represents 25.7% of the target payment that could have been achieved had the Corporation achieved its return on equity goal of 16% of such period.

     Mr. Collins and the other executive officers also received a long-term incentive award as described in the LTIP table on page 9 and were granted the stock options described in the stock option award table on page 8. The significant difference between the number of stock options awarded to Mr. Collins and the other executive officers is reflective of the Committee's philosophy of assuring that the CEO has a significant incentive to increase the stock price and shareholder value.

     In fiscal 1994 the Corporation not only achieved record sales but also experienced markedly improved operating results before the effect of charges taken in the fiscal third quarter to reduce the book value of certain long-term assets and to recognize downsizing and relocation activities. Most of the charges were taken to reflect structural changes that have occurred in the aerospace industry and to recognize continuing economic problems in Europe and South America. The Committee, believing that the charges were appropriate to position the Corporation in addressing marketplace realities, unanimously approved the principle that the above-identified charges against earnings would not have an effect on the Corporation's annual and long-term incentive compensation plans. Accordingly, the Corporation's actual return on average assets, return on division net assets and return on equity were adjusted for purposes of determining compensation payable under such plans.

     During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted by Congress. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation's Chief Executive Officer and four other highest paid executive officers beginning in fiscal year 1995. The Committee has taken the necessary actions to ensure the deductibility of compensation paid by the Corporation to such individuals.


         John G. Breen, Chairman        Dr. Peter W. Likins
         John G. Breen, Chairman        Dr. Peter W. Likins


            Allan L. Rayfield           Wolfgang R. Schmitt
            Allan L. Rayfield           Wolfgang R. Schmitt

                      EXECUTIVE COMPENSATION
     The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:



                                              SUMMARY COMPENSATION TABLE

                                                  Annual Compensation                     Long-Term Compensation
                                           __________________________________   _________________________________________
                                                                                  Awards        Payouts
                                                                                ___________  _____________
                                                                                Securities
                                                                  Other Annual  Underlying                     All Other
                                   Fiscal                         Compensation   Options         LTIP        Compensation
   Name and Principal Position      Year    Salary($)   Bonus($)     ($)(a)        (#)       Payouts($)(b)      ($)(c)
________________________________   ______   _________   ________  ____________  __________   _____________   ____________
Duane E. Collins,                   1994     600,000     465,840      7,920        15,000        73,425          4,500
  President and Chief Executive     1993     430,000     134,349     73,390        25,000          0            11,263
  Officer (d)                       1992     294,000      60,068      2,914             0          0             9,791


Patrick S. Parker,                  1994     516,000     184,771      6,861             0        65,258          4,942
  Chairman of the Board             1993     516,000     168,861      7,074        36,000          0             7,324
  of Directors                      1992     455,000     141,020      4,093             0          0             7,212


Dennis W. Sullivan,                 1994     472,992     276,990     83,569         6,400        56,306          6,765
  Executive Vice President -        1993     430,000     128,928      3,208        25,000          0            10,214
  Industrial & Automotive           1992     388,500      91,663      4,620             0          0            10,154


Michael J. Hiemstra,                1994     338,645     173,489      1,897         3,600        39,146          7,450
  Vice President -                  1993     328,000      89,250      2,135        20,000          0             8,662
  Finance and Administration        1992     295,000      74,997      3,460             0          0             7,692


Donald A. Zito,                     1994     279,996     217,247      2,779         3,600        31,803          6,276
  Vice President, and President,    1993     255,000      93,286      1,852        16,000          0             6,833
  Fluid Connectors Group            1992     216,500      83,316      2,652             0          0             7,552


(a) Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites; (ii) $69,968 in executive perquisites received by Mr. Collins in fiscal year 1993, including $40,000 of which was for the payment of a country club membership fee; and (iii) $76,097 in executive perquisites received by Mr. Sullivan in fiscal year 1994, including $42,800 of which was for the payment of a country club membership fee.

(b) Dollar value of restricted shares issued as a pro rata interim payment under the 1993-94-95 Long Term Incentive Plan. Such value is based on the Corporation's stock price on August 18, 1994, the date of issuance of the shares. The amount of the interim payment was determined based upon the Corporation's adjusted average return on equity of 8.14% for the two fiscal years ended June 30, 1994. Determination of the ultimate payment earned under such Plan will depend upon the Corporation's average return on equity for the three years ending June 30, 1995. Accordingly, the restricted shares issued as an interim payment are subject to forfeiture dependent upon fiscal 1995 performance of the Corporation. The restricted shares are subject to a three-year vesting period from the date of issuance, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. No other restricted shares of the Corporation are currently issued. Dividends are paid by the Corporation on the restricted shares.

(c) Represents matching contributions by the Corporation to the Parker Hannifin Employees' Savings Plus Stock Ownership Plan.

(d) Mr. Collins was named President and Chief Executive Officer on July 1, 1993, the beginning of fiscal year 1994.


     The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 1994 to each of the executive officers identified in the Summary Compensation Table on page 7:

                                                  OPTION GRANTS IN FISCAL 1994
                                Individual Grants
                        Number of
                        Securities                                                           Potential realizable value at
                        Underlying      % of Total Options   Exercise or                     assumed annual rates of stock
                         Options       Granted to Employees    Base Price   Expiration    price appreciation for option term (b)
Name                  Granted (#)(a)       in Fiscal 1994      ($/Sh)         Date          5% ($)     10% ($)     7.82% ($)(c)
____________________  ______________   ____________________  ___________   __________    ______________________________________
Duane E. Collins         15,000                  30.1%         $40.25       4/21/04        379,695     962,222      678,139

Patrick S. Parker             0                  ---             ---          ---            ---         ---          ---

Dennis W. Sullivan        6,400                  12.9%          40.25       4/21/04        162,003     410,548      289,339

Michael J. Hiemstra       3,600                   7.2%          40.25       4/21/04         91,127     230,933      162,753

Donald A. Zito            3,600                   7.2%          40.25       4/21/04         91,127     230,933      162,753


(a) Options are exercisable on the date following completion of one year of continuous employment after the date of grant (i.e., April 22, 1995).

(b) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize $1,235,510,743 and $3,131,026,801 at assumed annual rates of appreciation of 5% and 10%, respectively, over the ten-year life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

(c) Represents the Corporation's actual rate of stock price appreciation over the past 10 years.



     The following table summarizes exercises of stock options during the fiscal year ended June 30, 1994 by each of the executive officers identified in the Summary Compensation Table on page 7 and the fiscal year-end value of unexercised options for such executive officers:



                       AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND FY-END OPTION VALUES

                                                                  Number of
                                                            Securities Underlying           Value of Unexercised
                          Shares           Value             Unexercised Options                In-the-Money
                        Acquired on      Realized                at FY-End (#)              Options at FY-End ($)
Name                    Exercise (#)        ($)           Exercisable / Unexercisable     Exercisable / Unexercisable
___________________     ____________     ________         ___________________________     ___________________________
Duane E. Collins            3,600          31,662              84,500 / 15,000              1,204,750 / 35,625

Patrick S. Parker          33,000         453,750             136,550 / 0                   2,011,520 / 0

Dennis W. Sullivan         14,125         260,885             105,750 / 6,400               1,600,544 / 15,200

Michael J. Hiemstra             0               0              87,500 / 3,600               1,076,500 / 8,550

Donald A. Zito              3,000          36,315              54,000 / 3,600                 807,000 / 8,550


     The following table summarizes awards by the Corporation during the fiscal year ended June 30, 1994 to each of the executive officers identified in the Summary Compensation Table on page 7 under the Corporation's Long-Term Incentive Plan:


                          LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL 1994


                                                               Estimated Future Payouts under
                    Number of      Performance or               Non-Stock Price-Based Plans
                     Shares      Other Period Until      ____________________________________________
Name                   (#)      Maturation or Payout     Threshold (#)     Target (#)     Maximum (#)
__________________  _________   ____________________     _____________     __________     ___________
Duane E. Collins      17,000           3 Years               4,250           17,000          34,000
Patrick S. Parker      3,333           3 Years                 833            3,333           6,666
Dennis W. Sullivan     7,500           3 Years               1,875            7,500          15,000
Michael J. Hiemstra    4,000           3 Years               1,000            4,000           8,000
Donald A. Zito         4,000           3 Years               1,000            4,000           8,000


     Awards under the Corporation's Long Term Incentive Plan (LTIP) during the last fiscal year were made in the form of restricted shares of the Corporation's Common Stock and entitle each executive officer to receive a pro rata share of his award based upon the Corporation's actual average return on equity (threshold of 8%; target of 16%; maximum of 20%) for the three fiscal years ending June 30, 1996.


                      PENSION PLAN TABLE

     The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 7:

                                          Years of Service
            Remuneration                      15 or more
            ____________                  ________________
                300,000                        165,000
                500,000                        275,000
                700,000                        385,000
                900,000                        495,000
              1,100,000                        605,000
              1,300,000                        715,000




     The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 7, at their respective retirement dates, will be as follows: Mr. Parker, 35 years; Mr. Collins, 35 years; Mr. Sullivan, 35 years; Mr. Hiemstra, 25 years; and Mr. Zito, 35 years. The Program provides an annual benefit based upon the average of the participant's three highest calendar years of cash compensation (salary and annual bonus) with the Corporation. The amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 7 are determined on a fiscal year basis and, thus, do not provide a totally accurate basis to determine benefits payable under the Program (which are based on calendar year compensation). The average of each named participant's three highest calendar years of cash compensation are as follows: Mr. Collins, $497,542; Mr. Parker, $647,952; Mr. Sullivan, $531,777; Mr Hiemstra, $398,985; and Mr. Zito, $321,784.
Benefits are subject to reduction for payments received under the Corporation's Retirement Plan for Salaried Employees and 50% of primary social security benefits.

     Officer Agreements Effective Upon "Change in Control". The Corporation has entered into separate agreements (collectively the "Agreements") with Messrs. Collins, Sullivan, Hiemstra and Zito. Prior to his recent retirement as an executive officer, the Corporation also had a similar Agreement with Mr. Parker which has now terminated. The Agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a "Change in Control of the Company", as that term is defined in the Agreements, and only if the executive is then in the employ of the Corporation. The term "Change in Control of the Company" for the purpose of the Agreements means a change in control of a nature that would be required to be reported in response to applicable regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as in effect on January 1, 1980. Such a Change in Control shall be deemed to have occurred if and when (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation for whom the executive shall have voted cease for any reason to constitute at least a majority of the Board of Directors of the Corporation.

     Each Agreement provides that, after the Agreement becomes operative, i.e., after a "Change in Control", the executive will receive during employment annual compensation, consisting of base salary plus incentive compensation, in an amount not less than that received for the fiscal year ended immediately prior to the execution date of each Agreement, plus any increase in salary granted to him from time to time prior to and after any "Change in Control". In addition, each Agreement provides for continuance, after a "Change in Control", at not less than present levels, of employee benefit plans and practices (or equivalent successor plans and practices), including retirement plans, stock option and stock appreciation rights plans, life and accidental death and dismemberment insurance and medical and health and welfare plans. If the executive was not previously designated a participant in the Supplemental Executive Retirement Benefits Program (described above), upon a "Change in Control" he automatically becomes a participant in that Program. Following a "Change in Control", if an executive under age 60 (i) is terminated by the Corporation without "cause" (as defined in the Agreements) or (ii) terminates his employment following his removal from office or due to a significant change in authority in his office, he will be entitled (except for Mr. Hiemstra and Mr. Zito who are subject to Sections 280G or 4999 of the Code) until he reaches age 60 (but in no event for more than 10 years): (a) to receive from the Corporation annual compensation equal to the aggregate of his then current base salary plus his most recent incentive compensation award under the Corporation's Incentive Compensation Plan, as then in effect; and (b) to participate in specified employee benefit plans and practices as if he continued as an employee of the Corporation. The executive is obligated to endeavor to mitigate damages by seeking comparable employment elsewhere and, to the extent he receives compensation and benefits from another employer, the foregoing payments and benefits provided by the Corporation will be reduced accordingly. Any outstanding stock option held by an executive who is involuntarily terminated before or after age 60 will be surrendered to the Corporation in exchange for a lump-sum payment of the excess of the "fair market value" of the Common Shares subject to the option over the exercise price of the option. In each Agreement, the executive agrees that he will forfeit the foregoing payments and benefits if he engages in "competition" with the Corporation during the period that any payments are made or benefits are provided under the Agreement, and agrees not to disclose to others, either while in the employ of the Corporation or thereafter, any confidential information relating to the Corporation. If the employment of an executive is terminated without "cause" by the Corporation after age 60 (or, if earlier, after 10 years following the date of the Agreement) and prior to his normal retirement date, the Corporation is to pay the executive, as a severance allowance, an amount equal to 50% of one year's total compensation.

                     COMMON SHARE PRICE PERFORMANCE GRAPH

The following graph sets forth a comparison of the cumulative shareholder return on the Corporation's Common Shares with the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index during the period June 30, 1989 through June 30, 1994, assuming the investment of $100 on June 30, 1989, and the reinvestment of dividends.


                               Comparison of Five Year Cumulative Total Return Among
                               Parker-Hannifin Corporation, the S&P 500 Index and the
                                  S&P Manufacturing (Diversified Industrials) Index

                                                    6/30/89   6/30/90   6/30/91   6/30/92   6/30/93   6/30/94
S&P 500 Index                                         100       116       125       142       161       163
S&P Manufacturing (Diversified Industrials) Index     100       123       131       129       153       171
Parker-Hannifin Corporation                           100       113       106       119       139       184



                      TRANSACTIONS WITH MANAGEMENT
     During the fiscal year ended June 30, 1994, the Corporation made payments totalling $204,914 to Cleveland Jet Center, Inc. for maintenance and other related services for the Corporation's owned aircraft. Cleveland Jet Center, Inc. is wholly owned by Patrick S. Parker, Chairman of the Board of Directors of the Corporation, and Mr. Parker is a Director of such corporation.


              APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee and the Board of Directors recommend the appointment of Coopers & Lybrand as certified public accountants to examine the financial statements of the Corporation as of and for the fiscal year ending June 30, 1995. Coopers & Lybrand has made the annual audit of the Corporation's accounts since its organization in 1938. A representative of Coopers & Lybrand is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

               PRINCIPAL SHAREHOLDERS OF THE CORPORATION

     The following table sets forth, as of August 18, 1994, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 7, and all Directors and executive officers as a group:


                                   Amount and Nature       Percentage
Name of                                    of                   of
Beneficial Owner                Beneficial Ownership (A)    Class (B)
________________                ________________________    _________

Society Corporation                   3,138,802 (C)            6.5%
127 Public Square
Cleveland, OH  44114-1306

FMR Corp.                             5,149,172 (D)           10.55%
82 Devonshire Street
Boston, MA  02109-3614

J. G. Breen                               2,000
P. C. Ely                                   750
A. H. Ford                                4,000
F. A. LePage                              5,000
P. W. Likins                                100
A. L. Rayfield                              700
P. G. Schloemer                         282,240 (E)
W. R. Schmitt                               507
W. Seipp                                  2,000

P. S. Parker                            470,333 (E)
D. E. Collins                           121,885 (E)
D. W. Sullivan                          176,307 (E)
M. J. Hiemstra                           90,861 (E)
D. A. Zito                               63,157 (E)

All Directors and executive           1,497,859 (E)            3.01%
officers as a group
(24 persons)

(A) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(B) No Director or executive officer beneficially owned more than 1% of the Corporation's Common Stock as of August 18, 1994.

(C) Pursuant to a statement filed by Society Corporation with the Securities and Exchange Commission ("SEC") in accordance with Rule 13d of the Securities Exchange Act of 1934 (the "1934 Act") on behalf of itself, Society National Bank, Society National Trust Co., Society-Michigan and Society Asset Management Inc., Society Corporation has reported that as of December 31, 1993 it has sole voting power over 820,020 shares, 2,287,280 shares as to which it shares voting power, 683,356 shares as to which it has sole investment power and 2,442,331 shares as to which it shares investment power.

(D) Pursuant to a statement filed by FMR Corp. with the SEC in accordance with Rule 13d of the 1934 Act on behalf of itself, Edward C. Johnson 3rd (Chairman of FMR Corp.), Fidelity Management & Research Company, Fidelity Magellan Fund, Fidelity Management Trust Company and Fidelity International Limited, FMR Corp. has reported that as of June 30, 1994 it has sole voting power over 24,582 shares and sole investment power over 5,149,172 shares.

(E)  These amounts include 206,000, 136,550, 84,500, 105,750, 87,500,
     54,000, and 876,950 Common Shares subject to options exercisable on or prior to October 17, 1994 granted under the Corporation's stock option plans held by Messrs. Schloemer, Parker, Collins, Sullivan, Hiemstra, Zito, and all Directors and executive officers as a group, respectively. Such Common Shares are deemed to be outstanding only for the purpose of computing the percentage of shares owned by each of the individuals and the officers and Directors as a group. These amounts also include 2,357, 7,999, 8,740, 3,071, 1,412, 3,781 and 57,099 Common Shares as to which
     Messrs. Schloemer, Parker, Collins, Sullivan, Hiemstra, Zito, and all Directors and executive officers as a group, respectively, hold voting power pursuant to the Corporation's Employees' Savings Plus Stock Ownership Plan as of June 30, 1994.

     As required by the Securities and Exchange Commission rules under
Section 16 of the Securities and Exchange Act of 1934, the Corporation notes that during the fiscal year ended June 30, 1994, the following four officers filed untimely reports on transactions in the Corporation's Common Shares: Patrick S. Parker, Chairman of the Board, one report regarding one transaction; Timothy K. Pistell, Treasurer, one report regarding one Employees' Savings Plus Stock Ownership Plan transaction; John L. Hanson, Vice President, one report regarding one Employees' Savings Plus Stock Ownership Plan transaction; and Richard F. Ferrel, Vice President, one report regarding one Employees' Savings Plus Stock Ownership Plan transaction.


                       SHAREHOLDERS' PROPOSALS

     The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 1995 Annual Meeting of Shareholders is expected to be May 28, 1995.


                               GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

     The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Kissel-Blake Inc., 25 Broadway, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $12,000 plus disbursements.

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the meeting. Shares represented by properly executed proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of fixing at four the number of Directors in the class whose three-year term of office will expire in 1997 and for the election of the nominees for Directors in such class and in favor of the appointment of Coopers & Lybrand as independent public accountants for the fiscal year ending June 30, 1995. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your Proxy by giving notice to the Corporation in writing or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your Proxy.

     The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 1994, is being mailed to shareholders with this Proxy Statement.

                                   By Order of the Board of Directors

                                            JOSEPH D. WHITEMAN
                                            JOSEPH D. WHITEMAN

                                                 Secretary


September 26, 1994

1994                         PARKER-HANNIFIN CORPORATION
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 26, 1994
 P           This Proxy is Solicited on behalf of the Board of Directors

 R The undersigned hereby appoints PATRICK S. PARKER, DUANE E. COLLINS and JOSEPH D. WHITEMAN, and any of them, as proxies to represent and
 O to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of
 X Shareholders of the Corporation to be held on October 26, 1994, and at any adjournments thereof, on the proposals more fully described
 Y in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

      Election of Directors                          (change of address)

      Proposal to fix at four the number       _______________________________
      of Directors in the class whose term     _______________________________
      of office will expire in 1997 and to     _______________________________
      elect the following to such class:       _______________________________
                                              (If you have written in the above
      Duane E. Collins  Allan L. Rayfield     space, please mark the correspon-
      Allen H. Ford     Paul G. Schloemer     ding box on the reverse side of
                                              this card.)


You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

                                                              SEE REVERSE
                                                                  SIDE

[X] Please mark your                 SHARES IN YOUR NAME    REINVESTMENT SHARES
    votes as in this
    example.

                FOR   WITHHELD                           FOR   AGAINST  ABSTAIN
1. Election of  [ ]    [ ]       2. Appointment of        [ ]     [ ]      [ ]
   Directors                        Coopers & Lybrand
   (see reverse)                    as auditors for FY95

For, except vote withheld
______________________________
                                    The Board of Directors recommends a
                                    vote FOR Items 1 and 2.


                                                     [ ] Change of Address




SIGNATURE(s) ___________________________________   DATE _____________________

SIGNATURE(s) ___________________________________   DATE _____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.